As filed with the Securities and Exchange Commission on February 28, 2007

Registration No. 333-78075

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Post-Effective Amendment No. 1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

US LEC CORP.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization	56-2065535 (I.R.S. Employer Identification No.)

Morrocroft III

6801 Morrison Boulevard

Charlotte, North Carolina 28211

(Address of principal executive offices)

US LEC Corp.

1998 Omnibus Stock Plan

(Full title of the plan)

______________

J. Lyle Patrick

Executive Vice President and Chief Financial Officer

US LEC Corp.

Morrocroft III

6801 Morrison Boulevard

Charlotte, North Carolina 28211

(Name and Address of Agent For Service)

(704) 319-1000

(Telephone Number, Including Area Code, of Agent for Service)

______________

DEREGISTERING OF SHARES

This Post-Effective Amendment No.1 relates to the Registration Statement on Form S-8 (File No. 333-78075) of US LEC Corp. ("US LEC").

On February 28, 2007, pursuant to the terms of an Agreement and Plan of Merger, dated as of August 11, 2006, as amended, by and among US LEC, PAETEC Corp. ("PAETEC"), PAETEC Holding Corp., a direct wholly-owned subsidiary of PAETEC ("PAETEC Holding"), WC Acquisition Sub U Corp., a direct wholly-owned subsidiary of PAETEC Holding ("Merger Sub U"), and WC Acquisition Sub P Corp., a direct wholly-owned subsidiary of PAETEC Holding ("Merger Sub P"), Merger Sub U merged with and into US LEC (the "US LEC Merger"), and Merger Sub P merged with and into PAETEC (the "PAETEC Merger" and, together with the US LEC Merger, the "Mergers"), and all shares of US LEC common stock and derivative securities exercisable for shares of US LEC common stock have been converted into the right to receive one (1) share of PAETEC Holding common stock.

As a result of the Mergers, there is no longer any common stock of US LEC outstanding other than the US LEC common stock owned by PAETEC Holding, and US LEC intends to deregister all of its outstanding securities. As a result of the Mergers, US LEC hereby removes from registration all shares of common stock covered by this Registration Statement, which were not issued by US LEC pursuant to the Registration Statement and related prospectus. The shares were originally registered in connection with the 1998 Omnibus Stock Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on the 28th of February, 2007.

US LEC Corp.

By:	/s/ J. Lyle Patrick
J. Lyle Patrick Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registrant Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tansukh V. Ganatra	Chief Executive Officer, Director	February 28, 2007
Tansukh V. Ganatra	(principal executive officer)

/s/ J. Lyle Patrick	Executive Vice President, Finance and Chief Financial Officer	February 28, 2007
J. Lyle Patrick	(principal financial and accounting officer)

/s/ Richard T. Aab	Chairman of the Board, Director	February 28, 2007
Richard T. Aab

/s/ David M. Flaum	Director	February 28, 2007
David M. Flaum

/s/ Michael C. Mac Donald	Director	February 28, 2007
Michael C. Mac Donald

/s/ Steven L. Schoonover	Director	February 28, 2007
Steven L. Schoonover

Director
Anthony J. DiNovi

Director
Michael A. Krupka